EXHIBIT 99.1

Dionex Reports Record Net Sales and Earnings for the Third Quarter

SUNNYVALE, Calif., May 6, 2010 (GLOBE NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced record net sales and earnings for the third quarter and nine months ended March 31, 2010.

For the third quarter of fiscal year 2010, sales were $112.8 million, an increase of 19% compared with the $94.4 million reported in the same quarter of last year. Currency fluctuations increased reported sales by $5.0 million this quarter, or 5%, compared with the third quarter of fiscal year 2009. Our organic growth for the third quarter was 10%. Diluted earnings per share were $0.99 for the third quarter, an increase of 18% compared to the $0.84 reported in the third quarter of last year.

For the first nine months of fiscal year 2010, sales were $312.6 million, an increase of 7% compared with the $290.9 million reported for the first nine months of fiscal year 2009. Overall, currency fluctuations increased reported sales in the first nine months of fiscal year 2010 by approximately $10.6 million, or 4%, compared to the first nine months of fiscal year 2009. Diluted earnings per share were $2.48, an increase of 3% compared with the $2.41 reported in the first nine months of last fiscal year.

During the quarter, the company repurchased 132,308 shares of its common stock for $9.2 million. In the first nine months of fiscal 2010, the company repurchased 476,126 shares of its common stock for $31.2 million.

Frank Witney, President and Chief Executive Officer, commenting on the results, said, "We are very pleased with our strong results for the third quarter. We are beginning to see a good recovery after a period of difficult economic conditions. In fact, our reported sales and earnings per share were the highest quarterly amounts in the company's history. We are particularly pleased with our very strong operating income growth in the quarter of 24% and we expanded our operating income margin to 23.9% of sales for the quarter. These results were at the high end of our guidance for sales and exceeded our guidance for earnings per share.

"Sales in each of our major geographic regions grew in the quarter. Sales in North America showed a strong increase, growing by 18%. European sales were up 13% in reported dollars and 5% in local currency resulting in a nice recovery from prior quarters. Our Asia/Pacific region continued its strong performance growing 27% in reported dollars and 22% in local currency for the third quarter, driven by excellent performance in Japan, China and several other countries.

"Demand increased in all of our customer end markets this quarter. We saw very strong growth in our chemical/petrochemical, electronics and power markets as they rebounded nicely after several quarters of weaker end customer demand. Our environmental, life sciences and food/beverage customers continued to show growth but at more consistent level as they were less affected in prior quarters.

"Sales of ion chromatography products grew by over 20% this quarter driven by strong results in all regions, especially our Asia/Pacific region. Our HPLC sales grew in the mid teens in reported dollars this quarter compared with the third quarter last year, largely as a result of our ESA acquisition. We are very pleased to see growing customer demand for our Ultimate 3000 RSLCnano system and the performance of our ESA acquisition is on track with our projections.

"It was good to see some initial recovery after four difficult quarters resulting from weak economic conditions. While we believe the recovery will be gradual in certain regions, overall we believe we will continue to benefit from improving economies. Our estimates for the fourth quarter and the full fiscal year 2010 are based on the following assumptions: (1) currency rates will have no impact on our reported sales for the fourth quarter, assuming currency rates stay as they are now; (2) our gross margin will be in the range of 66%-67% in the fourth quarter; (3) we will continue to tightly manage expenses in the fourth quarter; (4) our tax rate for the fourth quarter will be in the range of 34%-35%; (5) the acquisition of the ESA business will add $12-$15 million in net sales in fiscal 2010 and be slightly accretive excluding acquisition related costs and additional cost of goods sold from the write-up of inventory totaling approximately $0.06 per diluted share, and (6) current economic conditions will continue improving and we will benefit from that improvement. Based on these assumptions, we estimate that net sales will be in the range of $104-$108 million for the fourth quarter of fiscal year 2010 and $417-$421 million for the full fiscal year 2010. We estimate that GAAP diluted earnings per share will be in the range of $0.76-$0.81 for the fourth quarter and we are increasing our estimate for the full year to be in the range of $3.24-$3.29."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the company will discuss the third quarter results in a conference call on Thursday, May 6, 2010, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Friday, May 7, 2010 until 5:00 p.m. PT, Wednesday, June 30, 2010.

Certain statements contained herein or made in the quarterly conference call that are not purely historical are forward-looking statements Factors that may cause actual results to differ from these statements are foreign currency fluctuations, economic conditions in the areas in which the company sells its products and demand for analytical instrumentation. These factors and other risks and uncertainties are discussed in greater detail in the Company's most recent reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Net sales	$ 112,782	$ 94,396	$ 312,610	$ 290,872
Cost of sales	35,295	30,171	103,310	94,366
Gross profit	77,487	64,225	209,300	196,506

Operating expenses:
Selling, general and administrative	42,218	35,341	118,705	107,744
Research and product development	8,355	7,256	23,180	21,736
Total operating expenses	50,573	42,597	141,885	129,480

Operating income	26,914	21,628	67,415	67,026

Interest income (expense), net	(107)	218	(64)	669
Other income (expense)	(80)	(300)	(1,122)	(890)

Income before taxes on income	26,727	21,546	66,229	66,805
Taxes on income	8,996	6,371	21,579	22,788
Net income	$ 17,731	$ 15,175	$ 44,650	$ 44,017

Basic earnings per share	$ 1.01	$ 0.85	$ 2.53	$ 2.45
Diluted earnings per share	$ 0.99	$ 0.84	$ 2.48	$ 2.41
Shares used in computing per share amounts:
Basic	17,638	17,843	17,671	17,941
Diluted	17,957	18,039	18,014	18,268

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT MARCH 31, 2010 AND JUNE 30, 2009
(In thousands)
(Unaudited)

	March 31,	June 30,
	2010	2009

ASSETS

Current assets:
Cash, cash equivalents and short term investments	$ 93,403	$ 70,325
Accounts receivable, net	88,468	70,535
Inventories	40,452	31,274
Other current assets	29,762	34,088

Total current assets	252,085	206,222

Property, plant and equipment, net	76,694	71,927
Goodwill and other intangible assets	50,137	37,860
Other assets	12,237	13,975
	$ 391,153	$ 329,984

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable	$ 16,585	$ 64
Accounts payable	19,332	16,545
Accrued liabilities	62,287	53,781
Income taxes payable	7,910	4,581
Accrued product warranty	2,706	3,028

Total current liabilities	108,820	77,999

Deferred income taxes and other	25,350	28,055
Stockholders' equity	256,983	223,930
	$ 391,153	$ 329,984
CONTACT:  Dionex Corporation
          Craig McCollam
          408-481-4107